UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 26, 2007

Date of Report (Date of earliest event reported)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

100 North Point Center East, Suite 600 Atlanta, Georgia	30022
(Address of principal executive offices)	(Zip code)

1-800-514-0186
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.  (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.  (17 CFR 240.13c-4(c))

Item 5.02                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reelection of Directors

On April 26, 2007, the stockholders of Schweitzer-Mauduit International, Inc., the Company,  re-elected Wayne H. Deitrich and Larry B. Stillman as Class III directors to three-year terms expiring at the 2010 Annual Meeting of Stockholders.  Mr. Deitrich serves, presently and since 1995, as Chief Executive Officer and Chairman of the Board of the Company.  Mr. Stillman joined the Board in 1995 and serves, presently and since 1988, as Vice President, Northwest Group, xpedx, a distributor of printing paper, packaging supplies and equipment.  Mr. Stillman is currently a member of the Nominating & Governance and Compensation Committees.

Mr. Leonard J. Kujawa, a Class III director whose term expired April 26, 2007, was not nominated for re-election having reached mandatory retirement age under the Company’s By-Laws. Mr. Kujawa had served on the Board of Directors as a Class III Director since 1995 and was Chairman of the Audit Committee.

Appointment of Executive officers

On April 26, 2007, the Board of Directors of the Company re-appointed the executive officers identified in Part 1, Item 1 of the Company’s Form 10-K for the fiscal year ended December 31, 2006 to their current positions with the following exception:

On April 26, 2007, the Board of Directors of the Company appointed Mr. Michel Fievez to the newly created position of President - European Operations, effective June 1, 2007. The position includes the functions formerly executed by the President – French Operations.

Mr. Fievez, age 50, has agreed to join the Company and will be employed in France.   He held the position of Vice President Manufacturing and Technology with Mead Packaging Europe from 1994 to 1998.  From 1998 to 2003, Mr. Fievez held key manufacturing positions, including Managing Director, with the Chesapeake Group in Europe.  Most recently, from 2003 to date, he served as General Manager “One Side Coated Papers” and then Vice President and General Manager “Packaging, Metalizing and Office and Graphic” with Ahlstrom Corporation.

Item 8.01 Other Events

On April 26, 2007, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of Common Stock.  The dividend will be payable on June 11, 2007 to stockholders of record on May 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:	/s/ Peter J. Thompson
Peter J. Thompson
Chief Financial Officer and Treasurer

Dated:  April 30, 2007